FOR IMMEDIATE RELEASE
January 29, 2004
Telephone: 609-561-9000
Investor Relations Contact:  Stephen Clark x4260
Public Relations Contact: Joanne Brigandi x4240

           SJI Posts 18% Increase in Income from Continuing Operations
              Reports Record Earnings for a Fifth Consecutive Year

[Folsom, NJ] - Today, South Jersey Industries (NYSE: SJI) announced record earnings from continuing operations for 2003 of $34.6 million, or $2.73 per share, an increase of $29.4 million, or $2.43 per share from 2002 results. This performance reflects an 18% increase in net income from continuing operations and a 12% increase in earnings per share from continuing operations. Both utility and non-utility business lines contributed to SJI's record performance.

"Exceptional earnings performance in 2003 marks our fifth consecutive year of record earnings and our fifth year in a row of increasing SJI's dividend," said SJI Chairman of the Board and CEO Charles Biscieglia. "Our performance clearly indicates that our focused strategy of growing SJI in energy related markets has been successful in achieving our goal of sustained, consistent earnings and dividend growth. Our $0.08 annual dividend increase and the dividend policy of 3% to 6% annual growth announced in November of 2003, demonstrate our confidence to SJI shareholders in our ability to continue the trend of record earnings growth in the future."

Highlights For 2003 Include:
SJI Provides Strong Total Returns to Shareholders: Stock price appreciation, combined with dividends paid in 2003, provided SJI shareholders with a total return of 28% on their investment. For the 5-year period ending December 31, 2003, SJI's investors enjoyed a 14.5% annualized total return, which compares very favorably to negative 2.5% and negative 0.6% returns from the S&P Utility Index and S&P 500 Index, respectively.

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SJI Add 1

Utility Business Produces Record Performance: South Jersey Gas' net income of $26.6 million in 2003 was 15% higher than last year when it produced $23.2 million. Key contributing factors were:

o                 SJG added 8,188 customers to its customer base during 2003.
                  Customer growth of 2.8% continues to be well above the national average of 1.8%. The growth rate is also the highest of any gas utility in New Jersey. Dynamic economic development in our service area, aided by an anticipated stream of conversions from electricity and oil, the latter of which is heavily driven by environmental issues, should help SJG duplicate 2003's growth rate this year. These new customers will add approximately $1.8 million to net income in 2004.
o Weather was 12.5% colder in 2003 than 2002. Significantly colder weather in 2003 compared to the prior year, added $2.9 million to net income while the temperature adjustment clause reduced gas costs to our customers by the same amount.
o Off-system sales activities added 9% to net income over last year. Income from this business line grew by $550,000 in 2003 to $6.7 million. Higher profit margins per unit sold and increased capacity release activity were the primary contributors. To maximize the value of its pipeline and storage assets, SJG actively markets these assets to third parties when they are not needed by utility customers. Through a sharing formula under which SJG splits proceeds of its off-system sales with customers, SJG returned $11.0 million to customers in 2003.
o Interest expense decreased by 8% in 2003. SJG realized lower interest rates on both short-term and new long-term debt, producing nearly $1 million in savings. We financed redemptions of $75 million of higher rate debt with a combination of equity and debt. The debt carries an average rate of 4.98% and an average maturity of 17 years. Included in the total redeemed was $35 million of SJG's 8.35% Preferred Securities called in November 2003. These actions will provide significantly greater future interest savings when in place for a full year.

Non-Utility Income Contribution Jumps 28% Percent: Non-Utility operations accounted for 23% of SJI's 2003 earnings, increasing to $7.9 million from $6.2 million in 2002. Reasons for the substantial performance hike include:

o                 Marina Energy delivered $1.1 million to SJI's bottom line.
                  This represented an $800,000 increase compared with 2002. The major contributor to that improvement was the thermal energy plant in Atlantic City, N.J. becoming fully operational in July 2003. Plant operations have exceeded our expectations to date.
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         SJI Add 2

                  We expect Marina's contribution in 2004 to double with a full year of operation from the thermal plant and other projects coming on-line.

o SJE's customer base increased by 23 percent. In 2003 South Jersey Energy reaped the benefits of strong customer growth in its retail gas marketing activities. SJE's customer count increased to just over 93,400 customers from 76,200 at the end of 2002. Commencement of electric marketing activities also contributed positively to earnings. SJE was awarded a contract to supply all electricity to many central and northern New Jersey school districts through May 2005. SJE's net income increased by almost $700,000 in 2003 to $3.2 million.

o Wholesale gas marketing profits grow by 19 percent. Higher volumes of gas marketed, additional pipeline capacity and storage assets, and favorable market conditions helped South Jersey Resources Group grow net income from continuing operations by almost $500,000, to $3 million, compared with 2002.

SJI Strengthens Balance Sheet: To maintain the financial flexibility necessary to take advantage of the many growth opportunities present at SJI's utility and non-utility operations, we strengthened our balance sheet during 2003. SJI raised $36 million of equity through its dividend reinvestment program, replacing $35 million of preferred securities. The result was a reduction of SJI's debt-to-capitalization ratio from 65.3% at the end of 2002 to 58.8% at year-end 2003. SJI's leverage typically peaks due to seasonal working capital needs in the fourth quarter. SJI projects a debt-to-capitalization ratio of approximately 50% during the first half of 2004.

Webcast and Conference Call Details
South Jersey Industries' President and COO, Edward J. Graham, will be hosting an open conference call and webcast to discuss the company's 2003 fiscal year earnings on Thursday, January 29, 2004 at 11:00 a.m. EST. To participate in the conference call, dial 1-800-901-5231, approximately 10 minutes ahead of the scheduled time and provide the pass code of 36930282.
         To listen to a live webcast, simply visit the South Jersey Industries website at HTTP://WWW.SJINDUSTRIES.COM, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI's website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 88164878. SJI encourages shareholders, media and members of the financial community to attend the conference call and/or listen to the webcast. South Jersey Industries (NYSE:
SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, and Marina Energy. Visit HTTP://WWW.SJINDUSTRIES.COM for more information about SJI and its subsidiaries.


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SOURCE:         DAVID A. KINDLICK                                  609-561-9000
                STEPHEN H. CLARK
COMPANY NAME:   SOUTH JERSEY INDUSTRIES, INC.
MARKET:         N
STOCK SYMBOL:   SJI


                 SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
                         COMPARATIVE EARNINGS STATEMENTS
                    (In Thousands Except for Per Share Data)
                                    UNAUDITED
                                                          Three Months Ended
                                                              December 31,
                                                         2003            2002
Operating Revenues:
      Utility                                     $    150,107    $    132,223
      Nonutility                                        70,537          42,606

          Total Operating Revenues                     220,644         174,829

Operating Expenses:
      Cost of Gas Sold - Utility                       100,520          85,439
      Cost of Sales - Nonutility                        63,761          38,347
      Operation and Maintenance                         29,355          22,628
      Energy and Other Taxes                             3,296           3,398

Operating Income                                        23,712          25,017

Other Income and Expense:
      Equity in Affiliated Companies                       237             288
      Other                                                181             (22)

          Total Other Income and Expense                   418             266

Interest Charges  *                                      5,501           5,004

Income Taxes                                             7,251           8,084

Income from Continuing Operations                       11,378          12,195

Discontinued Operations  -  Net                            (46)           (256)

Cumulative Effect of a Change in
      Accounting Principle - Net                             0               0

Net Income Applicable to Common Stock              $    11,332      $   11,939

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
      Continuing Operations                        $      0.87      $     1.00
      Discontinued Operations  - Net                      0.00           (0.02)
      Cumulative Effect of a Change in
          Accounting Principle - Net                      0.00            0.00

Basic Earnings Per Common Share                    $      0.87      $     0.98

Average Common Shares Outstanding - Basic               13,000          12,165

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
      Continuing Operations                        $     $0.87      $    $0.99
      Discontinued Operations  - Net                     (0.01)          (0.02)
      Cumulative Effect of a Change in
          Accounting Principle - Net                      0.00            0.00

Diluted Earnings Per Common Share                  $      0.86      $     0.97

Average Common Shares Outstanding - Diluted             13,109          12,261

                                                         Twelve Months Ended
                                                             December 31,
                                                         2003            2002
Operating Revenues:
      Utility                                      $   487,678    $    386,120
      Nonutility                                       209,142         119,006

          Total Operating Revenues                     696,820         505,126

Operating Expenses:
      Cost of Gas Sold - Utility                       332,463         243,341
      Cost of Sales - Nonutility                       184,992         105,242
      Operation and Maintenance                         89,492          76,662
      Energy and Other Taxes                            12,030          10,806

Operating Income                                        77,843          69,075

Other Income and Expense:
      Equity in Affiliated Companies                       786             941
      Other                                                136             534

          Total Other Income and Expense                   922           1,475

Interest Charges  *                                     20,616          20,734

Income Taxes                                            23,596          20,404

Income from Continuing Operations                       34,553          29,412

Discontinued Operations  -  Net                           (774)           (424)

Cumulative Effect of a Change in
      Accounting Principle - Net                          (426)              0

Net Income Applicable to Common Stock              $    33,353      $   28,988

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
      Continuing Operations                        $      2.75      $     2.44
      Discontinued Operations  - Net                     (0.06)          (0.03)
      Cumulative Effect of a Change in
          Accounting Principle - Net                     (0.03)           0.00

Basic Earnings Per Common Share                    $      2.66      $     2.41

Average Common Shares Outstanding - Basic               12,559          12,038

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
      Continuing Operations                        $     $2.73      $    $2.43
      Discontinued Operations  - Net                     (0.06)          (0.04)
      Cumulative Effect of a Change in
          Accounting Principle - Net                     (0.03)           0.00

Diluted Earnings Per Common Share                  $      2.64      $     2.39

Average Common Shares Outstanding - Diluted             12,658          12,116

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.